EXECUTION COPY
                                CREDIT AGREEMENT

                                   dated as of
                                  July 22, 2004
                                      among

                                BORGWARNER INC.,
                                   as Borrower
                            The Lenders Party Hereto

                              JPMORGAN CHASE BANK,
                              Administrative Agent

                             BANK OF AMERICA, N.A.,
                              as Syndication Agent

                                       and
                             CALYON NEW YORK BRANCH
                                 CITIBANK, N.A.
                         DEUTSCHE BANK SECURITIES INC.,
                             as Documentation Agents

                        $600,000,000 REVOLVING CREDIT AND
                          COMPETITIVE ADVANCE FACILITY



                 J.P. MORGAN SECURITIES INC. and BANC OF AMERICA
                                 SECURITIES LLC,
                 as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS
                                                                      Page
         ARTICLE I      Definitions                                     1
         SECTION 1.1.   Defined Terms                                   1
         SECTION 1.2.   Classification of Loans and Borrowings         20
         SECTION 1.3.   Terms Generally                                20
         SECTION 1.4.   Accounting Terms; GAAP                         20
         SECTION 1.5.   Change of Currency.                            20
         ARTICLE II     The Credits                                    21
         SECTION 2.1.   Commitments                                    21
         SECTION 2.2.   Loans and Borrowings                           22
         SECTION 2.3.   Requests for Revolving Borrowings              23
         SECTION 2.4.   Competitive Bid Procedure                      24
         SECTION 2.5.   Swingline Loans                                26
         SECTION 2.6.   Letters of Credit                              28
         SECTION 2.7.   Extension of Maturity Date                     32
         SECTION 2.8.   Funding of Borrowings                          34
         SECTION 2.9.   Interest Elections                             34
         SECTION 2.10.  Termination and Reduction of Commitments       36
         SECTION 2.11.  Repayment of Loans; Evidence of Debt           37
         SECTION 2.12.  Prepayment of Loans                            38
         SECTION 2.13.  Fees                                           39
         SECTION 2.14.  Interest                                       40
         SECTION 2.15.  Alternate Rate of Interest                     41
         SECTION 2.16.  Increased Costs                                42
         SECTION 2.17.  Break Funding Payments                         43
         SECTION 2.18.  Taxes                                          44
         SECTION 2.19.  Payments Generally; Pro Rata
                        Treatment; Sharing of Set-offs                 45
         SECTION 2.20.  Mitigation Obligations; Replacement of
                        Lenders                                        47
         ARTICLE III    Representations and Warranties                 47
         SECTION 3.1.   Organization; Powers                           48
         SECTION 3.2.   Authorization; Enforceability                  48
         SECTION 3.3.   Governmental Approvals; No Conflicts           48
         SECTION 3.4.   Financial Condition; No Material
                        Adverse Effect                                 48
         SECTION 3.5.   Properties                                     49
         SECTION 3.6.   Litigation and Environmental Matters           49
         SECTION 3.7.   Compliance with Laws and Agreements            49
         SECTION 3.8.   Investment and Holding Company Status          49
         SECTION 3.9.   Taxes                                          50
         SECTION 3.10.  ERISA                                          50
         SECTION 3.11.  Federal Regulations                            50
         SECTION 3.12.  Disclosure                                     50

         ARTICLE IV     Conditions                                     50
         SECTION 4.1.   Effective Date                                 51
         SECTION 4.2.   Each Credit Event                              52
         ARTICLE V      Affirmative Covenants                          52
         SECTION 5.1.   Financial Statements and Other Information     52
         SECTION 5.2.   Notices of Material Events                     53
         SECTION 5.3.   Existence; Conduct of Business                 54
         SECTION 5.4.   Payment of Obligations                         54
         SECTION 5.5.   Maintenance of Properties; Insurance           54
         SECTION 5.6.   Books and Records; Inspection Rights           54
         SECTION 5.7.   Compliance with Laws                           55
         SECTION 5.8.   Use of Proceeds and Letters of Credit          55
         ARTICLE VI     Negative Covenants                             55
         SECTION 6.1.   Financial Covenants                            55
         SECTION 6.2.   Liens                                          55
         SECTION 6.3.   Fundamental Changes                            56
         SECTION 6.4.   Third Party Guarantees                         57
         ARTICLE VII    Events of Default                              57
         ARTICLE VIII   The Administrative Agent                       59
         ARTICLE IX     Miscellaneous                                  61
         SECTION 9.1.   Notices                                        61
         SECTION 9.2.   Waivers; Amendments                            62
         SECTION 9.3.   Expenses; Indemnity; Damage Waiver             63
         SECTION 9.4.   Successors and Assigns                         64
         SECTION 9.5.   Survival                                       66
         SECTION 9.6.   Counterparts; Integration; Effectiveness       66
         SECTION 9.7.   Severability                                   67
         SECTION 9.8.   Right of Setoff                                67
         SECTION 9.9.   Governing Law; Jurisdiction; Consent to
                        Service of Process                             67
         SECTION 9.10.  WAIVER OF JURY TRIAL                           68
         SECTION 9.11.  Headings
         SECTION 9.12.  Confidentiality                                68
         SECTION 9.13.  Judgment Currency                              69
         SECTION 9.14.  Loan Conversion/Participation                  69
         SECTION 9.15.  USA PATRIOT Act                                71

         SCHEDULES:

         Schedule 2.1   Commitments
         Schedule 3.6   Disclosed Matters
         Schedule 6.2   Existing Liens

         EXHIBITS:

         Exhibit A      Form of Assignment and Acceptance
         Exhibit B      Form of Opinion of Borrower's Counsel




          CREDIT AGREEMENT, dated as of July 22,
          2004, among BORGWARNER INC., a Delaware
          corporation (the "Borrower "), the several banks and other financial institutions from time to time parties hereto (the
          "Lenders"), CALYON NEW YORK BRANCH,
          CITIBANK, N.A. and DEUTSCHE BANK SECURITIES
          INC., as documentation agents (in such
          capacity, the "Documentation Agents"), BANK
          OF AMERICA, N.A., as syndication agent (in such capacity, the "Syndication Agent") and JPMORGAN CHASE BANK, as administrative agent for the Lenders (in such capacity, the "Administrative Agent")..

                 The parties hereto agree as follows:
          ARTICLE I

          Definitions

          SECTION 1.1.__      Defined Terms.  As used
          in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Adjusted Eurocurrency Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Adjusted Revolving Credit Exposure" shall mean, with respect to each Lender, the Revolving Credit Exposure of such Lender, plus the amount of any participating interests purchased by such Lender pursuant to Section 9.14, minus the amount of any participating interests sold by such Lender pursuant to Section 9.14.

          "Administrative Agent " has the meaning
          assigned to such term in the preamble.

          "Administrative Questionnaire" means an
          Administrative Questionnaire in a form
          supplied by the Administrative Agent.

          "Affiliate " means, with respect to a
          specified Person, another Person that
          directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Agents " means the collective reference to the Administrative Agent, the Syndication
          Agent and the Documentation Agents.

          "Agreement " means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Alternate Base Rate " means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and
          (b) the Federal Funds Effective Rate in
          effect on such day plus 1/2 of 1%.  Any
          change in the Alternate Base Rate due to a change in the Prime Rate or the Federal
          Funds Effective Rate shall be effective
          from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.


          "Alternative Currency " means Sterling, Yen or Euros.

          "Alternative Currency Loan " means a
          Revolving Loan that is a Eurocurrency Rate
          Loan and that is made in an Alternative
          Currency pursuant to the applicable
          Borrowing Request.

          "Alternative Currency Sublimit " means,
          with respect to any Alternative Currency, the Dollar Amount of such Alternative
          Currency set forth below:

          Currency     Alternative Currency Sublimit
          Sterling     $ 90,000,000
          Yen    $ 300,000,000
          Euros  $ 570,000,000

          "Applicable Percentage " means, with
          respect to any Lender under any Revolving
          Facility, the percentage of the total
          Commitments represented by such Lender's
          Commitment under such Facility.  If the
          Commitments under such Facility have
          terminated or expired, the Applicable
          Percentages shall be determined based upon the Commitments under such Facility most recently in effect, giving effect to any assignments.

          "Applicable Rate " means, for any day, with respect to any Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurocurrency Margin" or "Facility Fee Rate", as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:


          Index Debt Ratings:        Eurocurrency
                                     Margin
                                                  Facility
                                                  Fee
                                                  Rate

          Category 1          0.170%              0.080%
          A/A2 or higher

          Category 2    0.260%              0.090%
          A-/A3

          Category 3    0.390%              0.110%
          BBB+/Baa1

          Category 4    0.610%              0.140%
          BBB/Baa2

          Category 5    0.700%              0.175%
          BBB-/Baa3 or lower

          For purposes of the foregoing, (i) if
          either Moody's or S&P shall not have in
          effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) the rating of Index Debt on any day shall be deemed to be the rating in effect at the close of business on such day; (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable
          Rate shall be based on the higher of the two ratings (e.g., A-/Baa1 results in Category 2 status) unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings (e.g., A-/Baa2 results in Category 3 status); and
          (iv) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

          "Applicable Time " means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative
          Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

          "Assignment and Acceptance " means an
          assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by
          Section 9.4), and accepted by the
          Administrative Agent, in the form of
          Exhibit A or any other form approved by the Administrative Agent.

          "Available Dollar Commitment " means at any date of determination with respect to any Dollar Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Dollar Lender's Dollar Commitment in effect on such date over (b) the Revolving
          Credit Exposure of such Dollar Lender on such date.

          "Availability Period " means the period
          from and including the Effective Date to but excluding the earlier of the Maturity
          Date and the date of termination of the
          Commitments.

          "Board " means the Board of Governors of the Federal Reserve System of the United
          States of America.

          "Borrower " has the meaning assigned to
          such term in the preamble.

          "Borrowing " means (a) Revolving Loans of the same Type and under the same Facility, made, converted or continued on the same date and, in the case of Eurocurrency
          Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

          "Borrowing Request " means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.3.

          "Business Day " means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, however, that (i) when used in connection with a Eurocurrency Loan
          (other than a Eurocurrency Loan denominated in Euro), the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market (or other interbank market selected by the Administrative Agent where its eurocurrency operation for the applicable currency are being conducted) or in the city which is the principal financial center of the country of issuance of the applicable Alternative Currency and
          (ii) when used in connection with a Loan denominated in Euro "Business Day" shall also exclude any day which is not a TARGET
          Day.

          "Capital Lease Obligations " of any Person means the obligations of such Person to pay rent or 2other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Capital Stock " means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person
          (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Change in Control " means (a) the
          acquisition of ownership, directly or
          indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange
          Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower;
          (b) occupation of a majority of the seats
          (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect
          Control of the Borrower by any Person or group.

          "Change in Law " means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or
          directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Class ", when used in reference to any
          Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Revolving Loans, Euro
          Revolving Loans, Sterling Revolving Loans,
          Yen Revolving Loans, Competitive Loans or
          Swingline Loans.

          "Code " means the Internal Revenue Code of
          1986, as amended from time to time.

          "Committed Exposure Percentage " shall
          mean, on any date with respect to any
          Lender, the percentage which the Adjusted
          Revolving Credit Exposure of such Lender constitutes of the Adjusted Revolving
          Credit Exposures of all Lenders.

          "Commitments " means, the collective
          reference to the Dollar Commitments, the Euro Commitments, the Sterling Commitments and the Yen Commitments. The initial aggregate amount of the Commitments is $600,000,000.

          "Competitive Bid " means an offer by a
          Lender to make a Competitive Loan in
          accordance with Section 2.4.

          "Competitive Bid Rate " means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

          "Competitive Bid Request " means a request by the Borrower for Competitive Bids in accordance with Section 2.4.

          "Competitive Loan " means a Loan made
          pursuant to Section 2.4.

          "Consolidated EBITDA " means, for any
          period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses
          (including, whether or not otherwise
          includable as a separate item in the
          statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) minority interest charges and any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) minority interest credits and any other non-cash income (except for all amounts that would, in conformity with GAAP, be set forth opposite the caption "equity in affiliate earnings and other income" (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters
          (each, a "Reference Period") pursuant to any determination of the Leverage Ratio,
          (i) if at any time during such Reference
          Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference
          Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such
          Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material
          Acquisition, Consolidated EBITDA for such
          Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that
          (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $50,000,000; and "Material Disposition" means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $50,000,000.

          "Consolidated Net Income " means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Worth " means, at any
          date, all amounts that would, in conformity with GAAP, be set forth opposite the captions "minority interest" (or any like caption) and "total stockholders' equity"
          (or any like caption) on a consolidated
          balance sheet of the Borrower and its
          Subsidiaries at such date.

          "Consolidated Total Assets " means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

          "Consolidated Total Debt " means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

          "Continuing Lenders" has the meaning
          assigned to such term in Section 2.7(a).

          "Control " means the possession, directly or indirectl8y, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and
          "Controlled" have meanings correlative
          thereto.

          "Conversion Date" shall mean any date on which either (a) an Event of Default under paragraph (h) or (i) of Article VII has occurred with respect to the Borrower or
          (b) the Commitments shall have been
          terminated prior to the Maturity Date
          and/or the Loans shall have been declared immediately due and payable, in either case pursuant to Article VII.

          "Conversion Sharing Percentage" means on any date with respect to any Lender and any Revolving Loans of such Lender outstanding in any currency other than Dollars, the percentage of such Revolving Loans such that, after giving effect to the conversion of such Revolving Loans to Dollars and the purchase and sale by such Lender of participating interests as contemplated by
          Section 9.14, the Committed Exposure
          Percentage of such Lender will equal such Lender's Applicable Percentage under the
          Dollar Facility on such date (calculated immediately prior to giving effect to any termination or expiration of the
          Commitments on the Conversion Date).

          "Converted Loans" shall have the meaning set forth in Section 9.14.

          "Default" means any event or condition
          which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Disclosed Matters" means the actions,
          suits and proceedings and the environmental matters disclosed in Schedule 3.6.

          "Documentation Agents" has the meaning
          assigned to such term in the preamble.

          "Dollar Amount" means, at any time:

          (a)  with respect to any Loan denominated
          in Dollars (including, with respect to any Swingline Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

          (b)  with respect to any Alternative
          Currency Loan, the principal amount thereof then outstanding in the relevant
          Alternative Currency, converted to Dollars at the Exchange Rate determined by the Administrative Agent on the date of determination of a Dollar Amount; and

          (c)  with respect to any LC Exposure (or
          any risk participation therein), the amount thereof.
          "Dollar Commitment " means, with respect to each Lender, the commitment of such Lender to make Dollar Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving
          Credit Exposure hereunder, as such
          commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.1(e). The initial amount of each Lender's Dollar
          Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable.

          "Dollar Facility" shall have the meaning set forth in the definition of "Facility ".


          "Dollar Lender" means each Lender holding a Dollar Commitment.

          "Dollar Revolving Loan" mean a Revolving
          Loan made pursuant to Section 2.1(a).

          "Dollars" or "$" refers to lawful money of the United States of America.

          "Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

          "Effective Date" means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

          "EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

          "EMU Legislation" means the legislative
          measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

          "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous
          Material or to health and safety matters.

          "Environmental Liability" means any
          liability, contingent or otherwise
          (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous
          Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "ERISA" means the Employee Retirement
          Income Security Act of 1974, as amended
          from time to time.

          "ERISA Affiliate" means any trade or
          business (whether or not incorporated)
          that, together with the Borrower, is
          treated as a single employer under Section
          414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and
          Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA Event" means (a) any "reportable
          event ", as defined in Section 4043 of
          ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to
          Section 412(d) of the Code or Section
          303(d) of ERISA of an application for a
          waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer
          Plan from the Borrower or any ERISA
          Affiliate of any notice, concerning the
          imposition of Withdrawal Liability or a
          determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title
          IV of ERISA.

          "Euro " and "EUR" means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

          "Euro Commitment" means, with respect to each Lender, the commitment of such Lender to make Euro Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.1(e). The initial amount of each Lender's Euro
          Commitment is set forth on Schedule 2.1, or in th Assignment and Acceptance pursuant to which such Lender shall have assumed its Euro Commitment, as applicable.

          "Euro Facility" shall have the meaning set forth in the definition of "Facility". The
          Euro Facility shall be a subfacility of the Dollar Facility.

          "Euro Lender" means each Lender holding a Euro Commitment.

          "Euro Revolving Loan" mean a Revolving Loan made pursuant to Section 2.1(b).

          "Eurocurrency" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted
          Eurocurrency Rate (or, in the case of a
          Competitive Loan, the Eurocurrency Rate).

          "Eurocurrency Rate" means, for any Interest
          Period with respect to any Eurocurrency
          Rate Loan:

          (a)  except with respect to Eurocurrency
          Rate Loans denominated in Sterling, the
          rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that is quoted on the Reuters
          Telerate screen for deposits in Dollars or the relevant Alternative Currency (for delivery on the first day of such Interest
          Period) with a term equivalent to such
          Interest Period, determined as of
          approximately 11:00 a.m., London time, two
          (2) Business Days (or, in the case of
          Euros, TARGET Days) prior to the first day of such Interest Period, or

          (b)  except with respect to Eurocurrency
          Rate Loans denominated in Sterling, in the event that such rate does not appear on the Reuters Telerate screen (or otherwise on such screen), the "Eurocurrency Rate" shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in the applicable currency at or about 11:00 a.m., London time, two Business Days (or, in the case of Euros, two TARGET Days) prior to the beginning of such Interest
          Period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein; or

          (c)  with respect to any Eurocurrency Rate
          Loan denominated in Sterling, the rate at which the Administrative Agent is offered deposits in Sterling at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          "Eurocurrency Rate Loan" means a Loan,
          whether denominated in Dollars or in an
          Alternative Currency, that bears interest at a rate based on the Eurocurrency Rate.

          "Event of Default" has the meaning assigned to such term in Article VII.

          "Exchange Rate" shall mean, with respect to any Alternative Currency on a particular date, the rate at which such Alternative
          Currency may be exchanged into Dollars, as set forth on such date on the applicable
          Reuters currency page with respect to such Alternative Currency. In the event that such rate does not appear on the applicable
          Reuters currency page, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be JPMorgan Chase Bank's spot rate of exchange in the London interbank or other market where its foreign currency exchange operations in respect of such Alternative
          Currency are then being conducted, at or about 10:00 a.m., local time, at such date for the purchase of Dollars with such Alternative Currency for delivery two
          Business Days later; provided, however,
          that if at the time of any such
          determination, for any reason, no such spot rate is being quoted, the Administrative
          Agent may use any reasonable method it
          deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

           "Excluded Taxes" means, with respect to
          the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United
          States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign
          Lender (other than an assignee pursuant to a request by the Borrower under Section
          2.20(b)), any withholding tax that is
          imposed on amounts payable to such Foreign
          Lender at the time such Foreign Lender
          becomes a party to this Agreement or is
          attributable to such Foreign Lender's
          failure to comply with Section 2.18(e),
          except to the extent that such Foreign
          Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section ""2.18(a).

          "Existing Credit Agreement" means the
          Credit Agreement, dated as of July 21, 2000
          (as the same may be amended, supplemented or otherwise modified from time to time), among the Borrower, the banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank
          (formerly, The Chase Manhattan Bank), as administrative agent, Bank of America,
          N.A., as syndication agent, and Bank One, N.A., as documentation agent.

          "Extended Maturity Date" has the meaning assigned to such term in Section 2.7(a).

          "Extension Acceptance Notice" has the
          meaning assigned to such term in Section
          2.7(a).

          "Extension Date" has the meaning assigned to such term in Section 2.7(a).

          "Extension Notice" has the meaning assigned to such term in Section 2.7(a).

          "Facility " means any of (a) the credit
          facility constituted by the Dollar
          Commitments and the extensions of credit thereunder (the "Dollar Facility"), (b) the credit facility constituted by the Euro
          Commitments and the extensions of credit thereunder (the "Euro Facility"), (c) the credit facility constituted by the Sterling
          Commitments and the extensions of credit thereunder (the "Sterling Facility "), (d) the credit facility constituted by the Yen
          Commitments and the extensions of credit thereunder (the "Yen Facility") and (e) the credit facility constituted by the
          Competitive Bids and the extensions of
          credit thereunder (the "Competitive Bid
          Facility").

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal
          Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal
          Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative
          Agent from three Federal funds brokers of recognized standing selected by it.

          "Financial Officer" means the chief
          financial officer, principal accounting
          officer, treasurer or assistant treasurer of the Borrower.

          "Fixed Rate" means, with respect to any
          Competitive Loan (other than a Eurocurrency
          Competitive Loan), the fixed rate of
          interest per annum specified by the Lender making such Competitive Loan in its related
          Competitive Bid.

          "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Foreign Subsidiary" means any Subsidiary of the Borrower that is not a Domestic
          Subsidiary.

          "GAAP" means generally accepted accounting principles in the United States of America.
          "Governmental Authority " means any
          government or nation or any political
          subdivision thereof, whether state or
          local, and any agency, authority,
          instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the
          "guarantor ") means any obligation,
          contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the
          "primary obligor ") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;
          provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          "Indebtedness"of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital
          Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The
          Indebtedness of any Person shall include the Indebtedness of any other entity
          (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Index Debt" means (i) senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement or (ii) if no indebtedness of the type described in clause (i) is outstanding, all senior, unsecured, long-term indebtedness of the
          Borrower (that is not guaranteed by any
          other Person or subject to any other credit enhancement) registered under an effective shelf registration under Rule 415 of the Securities Act of 1933, as amended.

          "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with
          Section 2.9.

          "Interest Payment Date" means (a) with
          respect to any ABR Loan (other than a
          Swingline Loan), the last day of each
          March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency
          Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest
          Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive
          Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          "Interest Period" means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 15 days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request;
          provided, that (i) if any Interest Period would end on a day other than a Business
          Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month
          (or on a day for which there is no
          numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest
          Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Issuing Bank" means JPMorgan Chase Bank or any of its Affiliates, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i).

          "Joint Lead Arrangers" means J.P. Morgan
          Securities Inc. and Banc of America
          Securities LLC, as joint lead arrangers and joint book managers for this Agreement.
          "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

          "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC
          Disbursements that have not yet been
          reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable
          Percentage of the total LC Exposure at such time.

          "Lenders" means the Persons listed on
          Schedule 2.1 and any other Person that
          shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

          "Letter of Credit" means any letter of
          credit issued pursuant to this Agreement.
          Letters of Credit shall be a subfacility of the Dollar Facility.

          "Leverage Ratio" means, as at the last day of any period, the ratio of (a)
          Consolidated Total Debt on such day to (b)
          Consolidated EBITDA for such period.

          "Lien" means, with respect to any asset,
          (a) any mortgage, deed of trust, lien,
          pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

          "Loans to be Converted" shall have the
          meaning set forth in Section 9.14(a).

          "Margin" means, with respect to any
          Competitive Loan bearing interest at a rate based on the Eurocurrency Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurocurrency Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

          "Material Indebtedness" means Indebtedness
          (other than the Loans and Letters of
          Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding
          $50,000,000.  For purposes of determining
          Material Indebtedness, the "principal
          amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging
          Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

          "Maturity Date" means July 22, 2009, as
          such date may be extended with respect to any particular Lender pursuant to Section 2.7.

          "Moodys" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Cash Proceeds" means in connection
          with any issuance or sale of any common
          equity, the cash proceeds received from
          such issuance or incurrence, net of
          attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          "Non-Extending Lenders" has the meaning
          assigned to such term in Section 2.7(a).

          "Notice Date" has the meaning assigned to such term in Section 2.7(a).

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

          "Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable
          Alternative Currency, in an amount
          approximately equal to the amount with
          respect to which such rate is being
          determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase
          Bank in the applicable offshore interbank market for such currency to major banks in such interbank market.

          "Participating Member State" means any
          member state of the EMU which has the Euro as its lawful currency.

          "PBGC" means the Pension Benefit Guaranty
          Corporation referred to and defined in
          ERISA and any successor entity performing similar functions.

          "Permitted Encumbrances" means:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like
          Liens imposed by law, arising in the
          ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

          (c) pledges and deposits made in the
          ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

          (e) easements, zoning restrictions,
          rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
          provided that the term "Permitted
          Encumbrances" shall not include any Lien securing Indebtedness.

  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental
  Authority or other entity.

  "Plan" means any employee pension benefit plan
  (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section
  4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

  "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan
  Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

  "Receivables Facility" means receivables financings of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed
  $200,000,000 at any one time outstanding for the Borrower and the Domestic Subsidiaries,
  $200,000,000 at any one time outstanding for the Foreign Subsidiaries, or $300,000,000 at any one time outstanding for the Borrower and its Subsidiaries, which receivables financings shall be upon terms and subject to conditions reasonably satisfactory to the Required Lenders, but in any event no less restrictive to the Borrower and its Subsidiaries than those for any such receivables financings in effect on the date hereof.

  "Register" has the meaning set forth in Section 9.4.

  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's
  Affiliates. With respect to each Lender (other than the Administrative Agent) and for the purpose of Section 9.3, it is hereby understood that such Lender's "agents" (as such term is used in the preceding sentence) shall not include the Administrative Agent or agents of the Administrative Agent.

  "Required Lenders" means, at any time, Lenders having Dollar Commitments representing more than 50% of the total Dollar Commitments at such time;
  provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Dollar
  Commitments expire or terminate, "Required Lenders" shall mean Lenders having Revolving Credit
  Exposures representing more than 50% of the total
  Revolving Credit Exposures and the outstanding
  Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders; provided that for purposes of this definition the Revolving Credit
  Exposure of each Lender shall be adjusted up or down so as to give effect to any participations purchased or sold pursuant to Section 9.14.

  "Revolving Credit Exposure" means, with respect to any Lender at any time, the Dollar Amount of the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and
  Swingline Exposure at such time.

  "Revolving Facility" means any of the Dollar
  Facility, the Euro Facility, the Sterling Facility or the Yen Facility.

  "Revolving Loan" means a Loan made pursuant to
  Section 2.3.

  "Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative
  Currency, same day or other funds as may be determined by the Administrative Agent, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

  "S&P" means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc.

  "Statutory Reserve Rate" means a fraction
  (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the
  Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.
  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.
  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

  "Sterling " and "Pound" means the lawful currency of the United Kingdom.

  "Sterling Commitment" means, with respect to each Lender, the commitment of such Lender to make
  Sterling Revolving Loans, as such commitment may be
  (a) reduced from time to time pursuant to Section
  2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.1(e). The initial amount of each Lender's Sterling Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Sterling Commitment, as applicable.

  "Sterling Facility" shall have the meaning set forth in the definition of "Facility". The
  Sterling Facility shall be a subfacility of the Dollar Facility.

  "Sterling Lender" means each Lender holding a Sterling Commitment.

  "Sterling Revolving Loan" mean a Revolving Loan made pursuant to Section 2.1(c).

  "subsidiary" means, with respect to any Person (the
  "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

  "Subsidiary" means any subsidiary of the Borrower.

  "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable
  Percentage of the total Swingline Exposure at such time.

  "Swingline Lender" means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

  "Swingline Loan" means a Loan made pursuant to
  Section 2.5.  Swingline Loans shall be a
  subfacility of the Dollar Facility.

  "Swingline Rate" means, for any day, with respect to any Swingline Rate Loan, the rate per annum quoted by the Swingline Lender to the Borrower in accordance with Section 2.5(b) as the rate at which the Swingline Lender is willing to make such Loan.

  "Swingline Rate Loans" means the Loans the rate of interest applicable to which is based upon the Swingline Rate.

  "Syndication Agent" has the meaning assigned to such term in the preamble.
  "TARGET Day" means any day on which the
  Trans-European Automated Real-time Gross Settlement
  Express Transfer (TARGET) payment system (or if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

  "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Eurocurrency Rate or a Fixed Rate.

  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

  "Yen" and "Y " means the lawful currency of Japan.

  "Yen Commitment" means, with respect to each Lender, the commitment of such Lender to make Yen
  Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.10,
  (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
  Section 9.4 or (c) increased from time to time pursuant to Section 2.1(e). The initial amount of each Lender's Yen Commitment is set forth on
  Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Yen Commitment, as applicable.

  "Yen Facility" shall have the meaning set forth in the definition of "Facility". The Yen Facility shall be a subfacility of the Dollar Facility.

  "Yen Lender" means each Lender holding a Yen
  Commitment.

  "Yen Revolving Loan" means a Revolving Loan made pursuant to Section 2.1(d).

  SECTION 1.2.__      Classification of Loans and
  Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Dollar Revolving Loan") or by Type (e.g., a
  "Eurocurrency Loan") or by Class and6 Type (e.g., a
  "Dollar Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class
  (e.g., a "Dollar Revolving Borrowing") or by Type
  (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Dollar Eurocurrency Revolving
  Borrowing ").

  SECTION 1.3.__      Terms Generally.  The
  definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
   Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

  SECTION 1.4.__      Accounting Terms; GAAP.  Except
  as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

  SECTION 1.5.__      Change of Currency.  (a)  In
  the event that the United Kingdom adopts the Euro as its lawful currency after the date hereof, immediately prior to the effective time of such adoption the Sterling Commitments shall terminate and all Sterling Revolving Loans and accrued interest thereon shall be paid in full.

            (b)       Each provision of this
  Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with the Borrower to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to such change in currency.

  ARTICLE II

  The Credits
  SECTION 2.1._Commitments (a)      Subject to the
  terms and conditions set forth herein, each Dollar
  Lender agrees to make Revolving Loans to the Borrower denominated in Dollars (each such Loan, a "Dollar Revolving Loan") from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's
  Revolving Credit Exposure under the Dollar
  Commitments exceeding such Lender's Dollar
  Commitment or (ii) the sum of the total Revolving
  Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Dollar Revolving Loans.

  (b) Subject to the terms and conditions set forth herein, each Euro Lender agrees to make Revolving
  Loans to the Borrower denominated in Euros (each such Loan, a "Euro Revolving Loan") from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender's Euro Revolving Loans exceeding such Lender's Euro Commitment, (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding
  Competitive Loans exceeding the total Dollar
  Commitments or (iii) the Dollar Amount of Euro
  Revolving Loans exceeding the applicable
  Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Euro Revolving Loans.

  (c) Subject to the terms and conditions set forth herein, each Sterling Lender agrees to make
  Revolving Loans to the Borrower denominated in Sterling (each such Loan, a "Sterling Revolving
  Loan") from time to time during the Availability
  Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender's Sterling Revolving Loans exceeding such
  Lender's Sterling Commitment, (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Dollar Commitments or (iii) the Dollar Amount of Sterling Revolving Loans exceeding the applicable Alternative Currency Sublimit.
  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Sterling Revolving
  Loans.

  (d) Subject to the terms and conditions set forth herein, each Yen Lender agrees to make Revolving
  Loans to the Borrower denominated in Yen (each such loan, a "Yen Revolving Loan") from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender's Yen Revolving Loans exceeding such Lender's Yen Commitment, (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding
  Competitive Loans exceeding the total Dollar
  Commitments or (iii) the Dollar Amount of Yen
  Revolving Loans exceeding the applicable
  Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Yen Revolving Loans.

  (e) The Borrower may, from time to time, elect to increase the Dollar Commitments hereunder on a non-pro rata basis in an aggregate amount up to $200,000,000; provided that (i) no Default or Event of Default has occurred and is continuing, (ii) each Lender which provides any portion of such increase (an "Increasing Lender") must be reasonably satisfactory to the Administrative
  Agent, (iii) no Lender shall have Commitments in excess of 20% of the total Commitments, unless approved by the Borrower and the Administrative
  Agent, and (iv) no Lender shall be obligated to increase its Commitment pursuant to such election.
  Each Increasing Lender may specify that its increase in Commitments pursuant to this paragraph shall also apply to the Euro Facility, the Sterling
  Facility and/or the Yen Facility, and such respective Facilities shall be increased by the amount(s) so specified.

   (f) Notwithstanding any other provision of this Agreement to the contrary:

   (i) The Lenders shall not be required to make any Revolving Loans or Swingline Loans hereunder or issue any Letter of Credit if, after giving effect thereto, the Revolving Credit Exposure of any Dollar Lender would exceed such Dollar Lender's
  Dollar Commitment (unless such Dollar Lender consents thereto); and

       (ii)    At the election of the Borrower and
  the Administrative Agent, Dollar Revolving Loans shall be made on the ratable basis of Available
  Dollar Commitments (rather than on the basis of Dollar Commitments) of the Dollar Lenders in the event that the Dollar Lenders have disproportionate commitments to the Euro Facility, the Sterling
  Facility or the Yen Facility.

  SECTION 2.2.__      Loans and Borrowings.  (a)
    Each Revolving Loan under a Facility shall be made as part of a Borrowing consisting of Revolving
  Loans made by the Lenders ratably in accordance with their respective Commitments under such Facility, subject to Section 2.1(f). Each
  Competitive Loan shall be made in accordance with the procedures set forth in Section 2.4. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

   (b)  Subject to Section 2.15, (i) each Revolving
  Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, (ii) each Competitive Loan shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans as the Borrower may request in accordance herewith and (iii) each Swingline Loan shall be an ABR Loan or a Swingline Rate Loan.
  Each Lender at its option may make any Eurocurrency
  Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan;
  provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

   (c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency). At the time that each ABR
  Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Dollar
  Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total
  Dollar Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e). Each Competitive
  Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Notwithstanding anything herein to the contrary, any borrowing of Revolving Loans to be used solely to pay the aggregate amount of Swingline Loans then outstanding may be in the aggregate principal amount of such Swingline Loans. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency
  Revolving Borrowings outstanding.

  (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

  SECTION 2.3.__      Requests for Revolving
  Borrowings.  To request a Revolving Borrowing, the
  Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon
  New York City time (or 3:00 p.m. London, England time in the case of any Borrowing denominated in an Alternative Currency), three Business Days before the date of the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing
  Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or transmitted by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written
  Borrowing Request shall specify the following information in compliance with Section 2.2:

   (i)  the aggregate amount of the requested Borrowing;

   (ii) the date of such Borrowing, which shall be a Business Day;

   (iii) whether such Borrowing is to be an ABR
  Borrowing or a Eurocurrency Borrowing;

   (iv) the currency in which such Borrowing is to be denominated and the Facility under which such Borrowing is to be made;

   (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

   (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8.

  If no election as to the Type of Revolving
  Borrowing is specified, then the requested
  Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If no currency or Facility is specified, the requested
  Borrowing shall be in Dollars under the Dollar
  Facility. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested
  Borrowing. In making any determination of the Dollar Amount for purposes of calculating the amount of Loans to be borrowed from the respective
  Lenders on any date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower delivers a borrowing notice for such Loans pursuant to the provisions of this Agreement.

  SECTION 2.4.__      Competitive Bid Procedure.  (a)
     Subject to the terms and conditions set forth herein, from time to time during the Availability
  Period the Borrower may request Competitive Bids
  (with specified maturities of not less than 15 or more than 180 days) and may (but shall not have any obligation to) accept Competitive Bids and borrow
  Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Dollar
  Commitments.  To request Competitive Bids, the
  Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, four Business Days before the date of the proposed Borrowing, and in the case of a Fixed Rate Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three
  Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous
  Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic
  Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy (or transmitted by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written
  Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower.
  Competitive Loans shall be denominated in Dollars.
  Each such telephonic and written Competitive Bid
  Request shall specify the following information in compliance with Section 2.2:

    (i) the aggregate amount of the requested Borrowing;

   (ii) the date of such Borrowing, which shall be a Business Day;

   (iii) whether such Borrowing is to be a
  Eurocurrency Borrowing or a Fixed Rate Borrowing;

   (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term Interest Period; and

   (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8.

  Promptly following receipt of a Competitive Bid
  Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

  (b)   Each Lender may (but shall not have any
  obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid
  Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurocurrency Competitive
  Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New
  York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify
  (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000, and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans
  (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

            (c)       The Administrative Agent shall
  promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive
  Bid.

            (d)       Subject only to the provisions
  of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive
  Bid, in the case of a Eurocurrency Competitive
  Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive
  Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive
  Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request,
  (iv) to the extent necessary to comply with clause
  (iii) above, the Borrower may accept Competitive
  Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple
  Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive
  Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause
  (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

            (e)       The Administrative Agent shall
  promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive
  Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

            (f)       If the Administrative Agent
  shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

  SECTION 2.5.__Swingline Loans.  (a)    Subject to
  the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Credit
  Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total
  Dollar Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

   (b)   All Swingline Loans shall be made and
  maintained as (i) ABR Loans or (ii) Swingline Rate
  Loans and shall not be entitled to be converted into Eurocurrency Loans. The Borrower may, on any date of borrowing for Swingline Loans and prior to the time that an irrevocable notice requesting such Swingline Loans must be made pursuant to this
  Section 2.5(b), request from the Swingline Lender a quote of the Swingline Rate which would be applicable for such Swingline Loans, specifying the amount of the proposed Swingline Rate Loans and the maturity date thereof (which shall be no less than one and no more than five Business Days following such date of borrowing). Upon receipt of such quote, the Borrower shall promptly (but not later than the time that an irrevocable notice requesting such Swingline Loans must be made pursuant to this
  Section 2.5(b)) notify the Swingline Lender and the Administrative Agent whether it requests the Swingline Lender to make Swingline Rate Loans at such Swingline Rate. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or by electronic communication (if arrangements for doing so have been approved by the Administrative
  Agent)), not later than 12:00 noon, New York, New
  York time, on the day of a proposed Swingline Loan.
   Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested
  Swingline Loan and whether such Swingline Loan shall be an ABR Loan or a Swingline Rate Loan. The
  Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in
  Section 2.6(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

  (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire irrevocable and unconditional pro rata participations on such Business Day in all or a portion of the Swingline
  Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. In addition, upon the occurrence of any of the events described in paragraph (h), (i) or (j) of Article VII, each
  Lender shall automatically acquire a participation in all of the Swingline Loans then outstanding.
  Promptly upon receipt of such notice or the occurrence of any event described in paragraph (h),
  (i) or (j) of Article VII, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender's Applicable
  Percentage of such Swingline Loan or Loans.  Each
  Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in
  Section 2.8 with respect to Loans made by such Lender (and Section 2.8 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The
  Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline
  Lender.  Any amounts received by the Swingline
  Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent;
  any such amounts received by the Administrative
  Agent shall be promptly remitted by the
  Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

  SECTION 2.6.__      Letters of Credit          (a)
  . (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability
  Period. Letters of Credit shall be denominated in Dollars. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

    (b)  Notice of Issuance, Amendment, Renewal,
  Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire
  (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application reasonably acceptable to the Issuing
  Bank in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and
  (ii) the sum of the total Revolving Credit
  Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Dollar Commitments. Notwithstanding the foregoing, the Issuing Bank will not issue any Letter of Credit after it has received a written notice from the Administrative Agent stating that the conditions precedent set forth in Section
  4.2(b) for the issuance of Letters of Credit will not be satisfied. The Administrative Agent agrees to withdraw any such notice promptly following its determination that such conditions precedent will be satisfied.

  (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

  (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

  (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC
  Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on
  (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC
  Disbursement, the payment then due from the Borrower in respect thereof and such Lender's
  Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.8 with respect to Loans made by such Lender (and Section 2.8 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing
  Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

   (f)  Obligations Absolute.  The Borrower's
  obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

  (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

  (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or this Agreement;

   (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any
  Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

   (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
  (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

  (vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, including any of the circumstances specified in clauses (i) through (vi) above, as well as any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank;
  provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any damages suffered by the Borrower that are caused by the Issuing Bank's failure to exercise the agreed standard of care (as set forth below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the Issuing Bank shall have exercised the agreed standard of care in the absence of gross negligence or willful misconduct on the part of the Issuing Bank. Without limiting the generality of the foregoing, it is understood that the Issuing Bank may accept documents that appear on their face to be in compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in compliance with the terms of such Letter of Credit; provided that the Issuing
  Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.


  (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The
  Issuing Bank shall promptly notify the
  Administrative Agent and the Borrower by telephone
  (confirmed by telecopy or by electronic
  communication (if arrangements for doing so have been approved by the Administrative Agent and the Borrower)) of such demand for payment and whether the Issuing Bank has made or will make an LC
  Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

   (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans;
  provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph
  (e) of this Section, then Section 2.14(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

   (i)   Replacement of the Issuing Bank.  The
  Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative
  Agent, the replaced Issuing Bank and the successor
  Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced
  Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement,
  (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

  (j)   Cash Collateralization.  If any Event of
  Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders
  (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC
  Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h), (i) or (j) of
  Article VII.  Such deposit shall be held by the
  Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest.
   Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative
  Agent to the payment of drafts drawn under all Letters of Credit with respect to which presentment for honor shall not have occurred by the time the Borrower received such notice demanding the deposit of cash collateral, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay principal of and interest on each Loan and all other fees payable hereunder. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower (i) within three Business Days after all Events of Default have been cured or waived or (ii) after (A) the Commitments have expired or terminated, (B) the principal of and interest on each Loan and all fees payable hereunder have been paid in full, (C) all Letters of Credit have expired or terminated and
  (D) all LC Disbursements shall have been reimbursed.

  SECTION 2.7.__Extension of Maturity Date.  (a)
  The Borrower may, by written notice to the Administrative Agent (such notice being an "Extension Notice") given at any time, from time to time but in any event, no later than 45 days prior to the Maturity Date then in effect (the date of such notice, the "Notice Date"), request the Lenders to extend the then applicable Maturity Date to a date specified in the Extension Notice (the
  "Extended Maturity Date ").  The Administrative
  Agent shall promptly transmit any Extension Notice to each Lender. Each Lender shall notify the Administrative Agent whether it wishes to extend the then applicable Maturity Date no later than twenty days after the Notice Date, and any such notice given by a Lender to the Administrative
  Agent, once given, shall be irrevocable as to such Lender. The Administrative Agent shall promptly notify the Borrower of each Lender's notice that it wishes to extend (each, an "Extension Acceptance
  Notice"). Any Lender which does not expressly notify the Administrative Agent during such twenty day period that it wishes to so extend the then applicable Maturity Date shall be deemed to have rejected the Borrower's request for extension of such Maturity Date. Lenders consenting to extend the then applicable Maturity Date are hereinafter referred to as "Continuing Lenders ", and Lenders declining to consent to extend such Maturity Date
  (or Lenders deemed to have so declined) are hereinafter referred to as "Non-Extending Lenders
  ". If the Required Lenders have elected (in their sole and absolute discretion) to so extend the Maturity Date, the Administrative Agent shall notify the Borrower of such election by such Required Lenders no later than five days after the date when Extension Acceptance Notices are due, and effective on the date of such notice by the Administrative Agent to the Borrower (the
  "Extension Date"), the Maturity Date shall be automatically and immediately so extended to the Extended Maturity Date. No extension will be permitted hereunder without the consent of the Required Lenders and in no event shall the period from the Extension Date to the Extended Maturity
  Date exceed five years. Upon the delivery of an Extension Notice and upon the extension of the Maturity Date pursuant to this Section 2.7, the Borrower shall be deemed to have represented and warranted on and as of the Notice Date and the Extension Date, as the case may be, that no Default or Event of Default has occurred and is continuing.
   Notwithstanding anything contained in this
  Agreement to the contrary, no Lender shall have any obligation to extend the Maturity Date, and each Lender may at its option, unconditionally and without cause, decline to extend the Maturity Date.

   (b)   If the Maturity Date shall have been
  extended in accordance with Section 2.7(a), all references herein to the "Maturity Date" shall refer to the Extended Maturity Date.

   (c) If any Lender shall determine not to extend the Maturity Date as requested by any Extension
  Notice given by the Borrower pursuant to Section
  2.7(a), the Commitments of such Lender and its participation obligations under Sections 2.5(c) and 2.6(d) (except in respect of unreimbursed drawings under Letters of Credit having an expiry date prior to the Maturity Date) shall terminate on the Maturity Date without giving any effect to such proposed extension, and the Borrower shall on such date pay to the Administrative Agent, for the account of such Lender, the principal amount of, and accrued interest on, such Lender's Loans, together with any fees or other amounts owing to such Lender under this Agreement; provided that if the Borrower has replaced such Non-Extending Lender pursuant to Section 2.7(d) below, then the provisions of Section 2.7(d) shall apply. The total Commitments under each Revolving Facility shall be reduced by the amount of the Commitment of such Non-Extending Lender under such Revolving
  Facility to the extent the Commitment of such Non-Extending Lender under such Revolving Facility has not been transferred to one or more Continuing
  Lenders pursuant to Section 2.7(d) below.

            (d)       A Non-Extending Lender shall be
  obligated, at the request of the Borrower and subject to payment by the Borrower to the Administrative Agent for the account of such Non-Extending Lender of the principal amount of, and accrued interest on, such Lender's Loans, together with any fees or other amounts owing to such Lender under this Agreement, to transfer without recourse, representation or warranty (other than good title to its Loans), at any time prior to the Maturity Date applicable to such Non-Extending
  Lender, all of its rights and obligations hereunder to another financial institution or group of financial institutions nominated by the Borrower and willing to participate in the Commitments in the place of such Non-Extending Lender; provided that, if such transferee is not a Lender, such transferee(s) satisfies all the requirements of this Agreement and the Administrative Agent shall have consented to such transfer, which consent shall not be unreasonably withheld. Each such transferee shall become a Continuing Lender hereunder in replacement of the Non-Extending
  Lender, with the Maturity Date applicable to such Continuing Lender's Commitments being the Extended
  Maturity Date, and shall enjoy all rights and assume all obligations on the part of the Lenders set forth in this Agreement. Simultaneously with such transfer, each such transferee shall execute and deliver to the Administrative Agent a written agreement assuming all obligations of the Lenders set forth in this Agreement, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

  (e) If the Maturity Date shall have been extended in respect of the Continuing Lenders in accordance with Section 2.7(a) any notice of borrowing pursuant to Section 2.3, 2.4 or 2.5 specifying a borrowing date occurring after the Maturity Date applicable to a Non-Extending Lender or requesting an Interest Period extending beyond such date (a) shall have no effect in respect of such Non-Extending Lender and (b) shall not specify a requested aggregate principal amount exceeding the total applicable Commitments.

  SECTION 2.8.__      Funding of Borrowings.  (a)
  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 2:00 p.m., New York
  City time, in the case of any Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.5. The
  Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request or Competitive Bid
  Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank.

            (b)       Unless the Administrative Agent
  shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.
  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent in Same Day Funds, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, in Same Day Funds at (i) in the case of such Lender, the applicable Overnight
  Rate from time to time in effect and (ii) in the case of the Borrower, the interest rate on the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

  SECTION 2.9.__      Interest Elections

   (a)    Each Revolving Borrowing denominated in
  Dollars initially shall be of the Type and under the Facility specified in the applicable Borrowing
  Request and, in the case of a Eurocurrency
  Revolving Borrowing, shall have an initial Interest
  Period as specified in such Borrowing Request.
  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency
  Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The
  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate
  Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

   (b)   Each Revolving Borrowing denominated in an
  Alternative Currency shall have an initial Interest
  Period as specified in the applicable Borrowing
  Request. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest
  Periods thereafter, all as provided in this Section. The Borrower may elect different Interest
  Periods with respect to different portions of the affected Borrowing, in which case such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

   (c)   To make an election pursuant to this
  Section, the Borrower shall notify the
  Administrative Agent of such election by telephone or by electronic communication (if arrangements for doing so have been approved by the Administrative
  Agent) by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or by electronic communication
  (if arrangements for doing so have been approved by the Administrative Agent) to the Administrative
  Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

   (d)   Each telephonic and written Interest
  Election Request shall specify the following information in compliance with Section 2.2:

   (i)  the Borrowing to which such Interest Election
  Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting
  Borrowing);

   (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

   (iii) in the case of Borrowings denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

   (iv) if the resulting Borrowing is a Eurocurrency
  Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

  If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

  (e)   Promptly following receipt of an Interest
  Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

   (f)   If the Borrower fails to deliver a timely
  Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) such Borrowing shall be converted to an ABR Borrowing if it is denominated in Dollars or (ii) such Borrowing shall be continued as such for an Interest Period of one month if it is denominated in an Alternative
  Currency. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR
  Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency
  Revolving Borrowing denominated in an Alternative
  Currency may be continued as such for an Interest
  Period of one month.

  SECTION 2.10.__     Termination and Reduction of
  Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

   (b) The Borrower may at any time terminate, or from time to time reduce, the Dollar Commitments;
  provided that (i) each reduction of the Dollar
  Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Dollar Commitments if, (A) after giving effect to any concurrent prepayment of the Loans, the sum of the Revolving Credit
  Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments or (B) the Dollar Commitments as so reduced would be less than the aggregate Euro
  Commitments, Sterling Commitments or Yen Commitments.

   (c) The Borrower may at any time terminate, or from time to time reduce, the Euro Commitments;
  provided that (i) each reduction of the Euro
  Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Euro Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Euro Revolving Loans would exceed the total Euro Commitments.

  (d) The Borrower may at any time terminate, or from time to time reduce, the Sterling Commitments;
  provided that (i) each reduction of the Sterling
  Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Sterling Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Sterling Revolving
  Loans would exceed the total Sterling Commitments.

  (e) The Borrower may at any time terminate, or from time to time reduce, the Yen Commitments;
  provided that (i) each reduction of the Yen
  Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Yen Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Yen Revolving Loans would exceed the total Yen Commitments.

   (f)   The Borrower shall notify the Administrative
  Agent of any election to terminate or reduce the Commitments under paragraph (b), (c), (d) or (e) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable;
  provided that a notice of termination of any Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of any Commitments shall be made ratably among the applicable Lenders in accordance with their respective applicable Commitments.

  SECTION 2.11.__     Repayment of Loans; Evidence of
  Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.

   (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

   (c)   The Administrative Agent shall maintain
  accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and Facility thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein;
  provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

   (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times
  (including after assignment pursuant to Section
  9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

  SECTION 2.12. Prepayment of Loans.  (a)        The
  Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

            (b)       The Borrower shall notify the
  Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline
  Lender) by telephone (confirmed by telecopy or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent, and in the case of a prepayment of a Swingline
  Loan, the Swingline Lender)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., New York City time (or 2:00 p.m.
  London, England time in the case of Loans denominated in an Alternative Currency), three
  Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving
  Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York
  City time on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid;
  provided that, if a notice of prepayment is given in connection with a conditional notice of termination of any Commitments as contemplated by
  Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Revolving
  Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.
  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

   (c) If on the last day of any fiscal quarter of the Borrower for any reason the sum of the total
  Revolving Credit Exposures plus the total
  Competitive Loan Exposures exceeds the total Dollar
  Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon the request of the Administrative Agent, immediately prepay Revolving Loans and cancel or reduce Letters of Credit, in an aggregate principal amount at least equal to the amount of such excess.

  (d) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Euro
  Revolving Loans exceeds the total Euro Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Euro
  Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

  (e) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding
  Sterling Revolving Loans exceeds the total Sterling
  Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Sterling Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

  (f) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Yen
  Revolving Loans exceeds the total Yen Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Yen
  Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

   (g) The Borrower will implement and maintain internal controls to monitor the Borrowings and repayments, with the object of preventing any request for a Borrowing that would cause conditions specified in the first sentences of Sections
  2.1(a), (b) (c) and (d), 2.4(a) and 2.5(a) and the
  last sentence of Section 2.6(b) not to be satisfied.

  (h)   The Administrative Agent shall calculate the
  Dollar Amount of any Alternative Currency on the date of each Borrowing of Revolving Loans and on the last Business Day of each calendar quarter and may do so more frequently from time to time in its sole discretion.

  SECTION 2.13.__     Fees  (a)     The Borrower
  agrees to pay to the Administrative Agent for the account of each Dollar Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Dollar Commitment of such Lender
  (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Dollar Commitment terminates;
  provided that, if such Lender continues to have any Revolving Credit Exposure after its Dollar
  Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Dollar Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit
  Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Dollar Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Dollar
  Commitments terminate shall be payable on demand.
  All facility fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

   (b)   The Borrower agrees to pay (i) to the
  Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable
  Rate applicable to interest on Eurocurrency
  Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective
  Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC
  Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.10% per annum on the average daily amount of the LC
  Exposure (excluding any portion thereof
  attributable to unreimbursed LC Disbursements) during the period from and including the Effective
  Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date;
  provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.
  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed
  (including the first day but excluding the last day).

   (c)   The Borrower agrees to pay to the
  Administrative Agent for the account of each Lender a utilization fee in the amount of 0.125% per annum of the Dollar Amount of outstanding principal amount of the Loans and Letters of Credit for each day that the Dollar Amount of outstanding principal amount of the Loans and the Letters of Credit exceeds 50% of the aggregate amount of the Dollar
  Commitments then in effect (or, after the Dollar
  Commitments have terminated, 50% of the aggregate amount of the Dollar Commitments immediately prior to such termination). Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Dollar Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the date on which the Dollar Commitments terminate shall be payable on demand. All utilization fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

  (d)   The Borrower agrees to pay to the
  Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

  (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

  SECTION 2.14.__     Interest.  (a)  The Loans
  comprising each ABR Borrowing (including each Swingline Loan maintained as an ABR Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate.

   (b)   The Loans comprising each Eurocurrency
  Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Eurocurrency
  Revolving Loan, the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Loan, the Eurocurrency
  Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

   (c) Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

  (d)   Each Swingline Rate Loan not maintained as an
  ABR Loan shall bear interest at a rate per annum equal to the Swingline Rate applicable to such Loan.

   (e)   Notwithstanding the foregoing, if any
  principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

  (f)   Accrued interest on each Loan shall be
  payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

  (g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate
  Base Rate at times when the Alternate Base Rate is based on the Prime Rate and Overnight Rates (except the Federal Funds Effective Rate, which shall be computed on the basis of a year of 360 days) shall be computed on the basis of a year of 365 days (or
  366 days in a leap year), and in each case shall be payable for the actual number of days elapsed
  (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted
  Eurocurrency Rate, Eurocurrency Rate and Overnight
  Rate shall be determined by the Administrative
  Agent, and such determination shall be conclusive absent manifest error.

  SECTION 2.15.__     Alternate Rate of Interest.  If
  prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

   (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency
  Rate or the Eurocurrency Rate, as applicable, for the relevant currency for such Interest Period; or

  (b) the Administrative Agent is advised by the Required Lenders or by the holders of at least a majority of the Commitments under a Facility (or, in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such Loan) that the Adjusted Eurocurrency Rate or the Eurocurrency
  Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the
  Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election
  Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing, if denominated in Dollars, shall be made as an ABR Borrowing and, if denominated in an Alternative Currency, shall be made as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable
  Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period and (iii) any request by the Borrower for a Eurocurrency Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurocurrency Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then any other available Type of Borrowings for the applicable currency shall be permitted.

  SECTION 2.16.__     Increased Costs  (a)    If any
  Change in Law shall:

    (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted
  Eurocurrency Rate) or the Issuing Bank; or
    (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing
  Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

   (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law
  (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing
  Bank's holding company for any such reduction suffered.

   (c)   A certificate of a Lender or the Issuing
  Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

  (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing
  Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing
  Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

           (e)        Notwithstanding the foregoing
  provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

  SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency
  Loan other than on the last day of the Interest
  Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving
  Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.12(b) and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or
  (e) the assignment of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency
  Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the Eurocurrency market at the commencement of such period. A certificate of any Lender setting forth
  (i) any amount or amounts that such Lender is entitled to receive pursuant to this Section and
  (ii) the calculations used to arrive at such amount shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

  SECTION 2.18.__Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other
  Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b)       In addition, the Borrower shall
  pay any Other Taxes to the relevant Governmental
  Authority in accordance with applicable law.

            (c)       The Borrower shall indemnify
  the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified
  Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing
  Bank, shall be conclusive absent manifest error.

            (d)       As soon as practicable after
  any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e)       Any Foreign Lender that is
  entitled to an exemption from or reduction of
  withholding tax under the law of the jurisdiction
  in which the Borrower is located, or any treaty to
  which such jurisdiction is a party, with respect to
  payments under this Agreement shall deliver to the
  Borrower (with a copy to the Administrative Agent),
  at the time or times prescribed by applicable law
  or reasonably requested by the Borrower, such
  properly completed and executed documentation
  prescribed by applicable law as will permit such
  payments to be made without withholding or at a
  reduced rate.
  SECTION 2.19.__     Payments Generally; Pro Rata
  Treatment; Sharing of Set-offs.  (a)    Except as
  otherwise expressly provided herein, the Borrower
  shall make each payment required to be made by it
  hereunder (whether of principal, interest, fees or
  reimbursement of LC Disbursements, or under Section
  2.16, 2.17 or 2.18, or otherwise) prior to 12:00
  noon, New York, New York time (or as specified in
  the next sentence in the case of Loans denominated
  in an Alternative Currency), on the date when due,
  in Same Day Funds, without set-off or counterclaim.
   Except as otherwise expressly provided herein, all
  payments by the Borrower hereunder with respect to
  principal and interest on Loans denominated in an
  Alternative Currency shall be made on the dates
  specified herein for the account of the respective
  Lenders to whicsuch payment is owed, in such
  Alternative Currency and in Same Day Funds not
  later than the Applicable Time specified by the
  Administrative Agent to the Borrower by the same
  time at least one Business Day prior to the date
  when due.  If, for any reason, the Borrower is
  prohibited by law from making any required payment
  hereunder in an Alternative Currency, such Borrower
  shall make such payment in Dollars in the Dollar
  Amount of the Alterative Currency payment amount.
  All payments received by the Administrative Agent
  (i) after 12:00 p.m., in the case of payments in
  Dollars, or (ii) after the Applicable Time
  specified by the Administrative Agent in the case
  of payments in an Alternative Currency, may, in the
  discretion of the Administrative Agent, be deemed
  to have been received on the next succeeding
  Business Day for purposes of calculating interest
  thereon.  All such payments shall be made to the
  Administrative Agent at its offices at 270 Park
  Avenue, New York, New York, except payments to be
  made directly to the Issuing Bank or Swingline
  Lender as expressly provided herein and except that
  payments pursuant to Sections 2.16, 2.17, 2.18 and
  9.3 shall be made directly to the Persons entitled
  thereto.  The Administrative Agent shall distribute
  any such payments received by it for the account of
  any other Person to the appropriate recipient
  promptly following receipt thereof.  If any payment
  hereunder shall be due on a day that is not a
  Business Day, the date for payment shall be
  extended to the next succeeding Business Day, and,
  in the case of any payment accruing interest,
  interest thereon shall be payable for the period of
  such extension.   All payments made by the Borrower
  hereunder shall be made in the applicable currency, except as otherwise provided in this paragraph.

            (b)       If at any time insufficient
  funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

            (c)       Except to the extent that this
  Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving
  Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline
  Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline
  Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

            (d)       Unless the Administrative Agent
  shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative
  Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing
  Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing
  Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight
  Rate from time to time in effect.

            (e)       If any Lender shall fail to
  make any payment required to be made by it pursuant to Section 2.5(c), 2.6(d) or (e), 2.8(b) or
  2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

  SECTION 2.20._Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b)       If any Lender requests
  compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund
  Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations
  (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Dollar Commitment is being assigned, the Issuing
  Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC
  Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

  ARTICLE III
  Representations and Warranties

  The Borrower represents and warrants to the Lenders that:

  SECTION 3.1.__      Organization; Powers.  Each of
  the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

  SECTION 36.2.__     Authorization; Enforceability.
  The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

  SECTION 3.3.__      Governmental Approvals; No
  Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental
  Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

  SECTION 3.4.__      Financial Condition; No
  Material Adverse Effect.  (a)    The Borrower has
  heretofore furnished to the Lenders its
  consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the year ended December 31, 2003, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the quarter ended March 31, 2004, certified by its principal accounting officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

   (b)   Since March 31, 2004, there has been no
  development or event which has had or could reasonably be expected to have a Material Adverse
  Effect except as disclosed on or prior to the Effective Date (i) in writing to the Lenders, or
  (ii) in any public filing with the Securities and Exchange Commission.

  SECTION 3.5.__      Properties.  (a)    Each of the
  Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

   (b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material
  Adverse Effect.

  SECTION 3.6.__      Litigation and Environmental
  Matters.  (a)       There are no actions, suits,
  investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

   (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material
  Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

  (c) Since the date of this Agreement, there has been no change in the status of the Disclosed
  Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

  SECTION 3.7.__      Compliance with Laws and
  Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental
  Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

  SECTION 3.8.__      Investment and Holding Company
  Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

  SECTION 3.9.__      Taxes.  Each of the Borrower
  and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except
  (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

  SECTION 3.10.__     ERISA.  No ERISA Event has
  occurred or is reasonably expected to occur that, when taken together with all other such ERISA
  Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan
  (based on the assumptions used for purposes of Statements of Financial Accounting Standards No. 87 and No. 132) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $90,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statements of Financial Accounting Standards No. 87 and No. 132) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $90,000,000 the fair market value of the assets of all such underfunded Plans.

  SECTION 3.11.__Federal Regulations. No part of the proceeds of any Loans hereunder will be used, directly or indirectly, for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect which violates, or which would be inconsistent with, the provisions of the Regulations of such Board.

  SECTION 3.12.__     Disclosure.  The Borrower has
  disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

  ARTICLE IV
  Conditions

  SECTION 4.1.__      Effective Date.  The
  obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

  (a) The Administrative Agent (or its counsel) shall have received from each party hereto either
  (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

  (b) The Existing Credit Agreement (including the commitments thereunder) shall have been terminated and all amounts owed thereunder shall have been paid.

  (c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the general counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The
  Borrower hereby requests such counsel to deliver such opinion.

   (d) The Administrative Agent shall have received all government and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby.

   (e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

  (f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial
  Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2.

   (g) The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

  (h) The Borrower shall have made available to the Lenders and the Administrative Agent, including through electronic transmission (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements made available pursuant to clause (i) of this paragraph as to which such financial statements are available.

  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m., New York
  City time, on August 2, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

  SECTION 4.2.__      Each Credit Event.  The
  obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

  (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

  (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

  Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

  ARTICLE V
  Affirmative Covenants

  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

  SECTION 5.1.__      Financial Statements and Other
  Information. The Borrower will furnish to the Administrative Agent and each Lender:

           (a)        within 90 days after the end of
  each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing
  (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

  (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial
  Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated
  Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

  (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower
  (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

  (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

   (e)  promptly after the same become publicly
  available, copies of all periodic and other financial reports, proxy statements and other financial materials filed by the Borrower or any Subsidiary with the Securities and Exchange
  Commission, or any Governmental Authority succeeding to any or all of the functions of said
  Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

  (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative
  Agent or any Lender may reasonably request.

  The requirements of Sections 5.1(a), (b) and (e) shall be deemed to be satisfied if the Borrower shall have made such materials available to the Lenders and the Administrative Agent, including by electronic transmission, within the time periods specified therefor, in which case "delivery" of such statements for purposes of Section 5.1(c) and
  (d) shall mean making such statements available in such fashion.

  SECTION 5.2.__Notices of Material Events.  The
  Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

            (a)       the occurrence of any Default;

            (b)       the filing or commencement of
  any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

            (c)       the occurrence of any ERISA
  Event that, alone or together with any other ERISA
  Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

            (d)       any other development that
  results in, or could reasonably be expected to result in, a Material Adverse Effect.

  Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

  SECTION 5.3.__Existence; Conduct of Business.  The
  Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.4.

  SECTION 5.4.__      Payment of Obligations.  The
  Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

  SECTION 5.5.__Maintenance of Properties; Insurance.
   The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

  SECTION 5.6.__Books and Records; Inspection Rights.
   The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the
  Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

  SECTION 5.7.__      Compliance with Laws.  The
  Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental
  Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

  SECTION 5.8.__      Use of Proceeds and Letters of
  Credit. The proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to repurchase the Borrowers Capital Stock and debentures, to finance investments and acquisitions and to provide working capital to the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations
  U and X.

  ARTICLE VI
  Negative Covenants

  Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

  SECTION 6.1.__      Financial Covenants

            (a)  Leverage Ratio.  The Borrower will
  not permit the Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 3.25 to 1.00.

           (b)  Consolidated Net Worth.  The Borrower
  will not permit Consolidated Net Worth at any time to be less than the sum of (i) $800,000,000, (ii)
  25% of cumulative Consolidated Net Income for each fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 30, 2004) for which Consolidated Net Income is positive and (iii) 100% of the Net Cash Proceeds of any common equity issued by the Borrower after the Effective Date.

  SECTION 6.2.__Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (a)       Permitted Encumbrances;

            (b)       any Lien on any property or
  asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2;
  provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (c)       any Lien existing on any
  property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (d)       Liens on fixed or capital
  assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness having an aggregate principal amount not exceeding
  $50,000,000 at any time outstanding, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

         (e)   Liens (not otherwise permitted
  hereunder) which secure Indebtedness of the Borrower; provided that the aggregate outstanding principal amount of Indebtedness secured by such Liens shall not exceed 10% of Consolidated Total
  Assets as reflected in the most recent annual audited or quarterly consolidated financial statements of the Borrower delivered pursuant to
  Section 5.1 at the time of the creation of such Liens;

    (f)        Liens on assets of Foreign
  Subsidiaries (not otherwise permitted hereunder) which secure Indebtedness of Foreign Subsidiaries which is not guaranteed by the Borrower; and

            (g)       Liens which may arise in
  connection with the Receivables Facility.

  SECTION 6.3.__      Fundamental Changes.  The
  Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (a) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (b) any Subsidiary may merge into any wholly-owned
  Subsidiary in a transaction in which the surviving entity is a Subsidiary, (c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another wholly-owned
  Subsidiary and (d) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

  SECTION 6.4.__      Third Party Guarantees.  The
  Borrower will not, and will not permit any of its Subsidiaries to, deliver or provide Guarantees in respect of obligations of unconsolidated joint ventures and other Persons not constituting
  Subsidiaries in an aggregate amount exceeding
  $50,000,000 at any time.

  ARTICLE VII
  Events of Default

  If any of the following events ("Events of Default") shall occur:

            (a)  the Borrower shall fail to pay any
  principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (b)  the Borrower shall fail to pay any
  interest on any Loan or any fee or any other amount
  (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

           (c)  any representation or warranty made
  or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect when made or deemed made;

   (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in
  Section 5.2, 5.3 (with respect to the Borrower's existence) or 5.8 or in Article VI;

            (e)  the Borrower shall fail to observe
  or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

   (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

  (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material
  Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

            (h)       an involuntary proceeding shall
  be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i)       the Borrower or any Subsidiary
  shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or
  (vi) take any action for the purpose of effecting any of the foregoing;

            (j)       the Borrower or any Subsidiary
  shall become unable, admit in writing or fail generally to pay its debts as they become due;

            (k)       one or more judgments for the
  payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

            (l)       an ERISA Event shall have
  occurred that, in the opinion of the Required
  Lenders, when taken together with all other ERISA
  Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

            (m)       a Change in Control shall
  occur; then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

  ARTICLE VIII
  The Administrative Agent

  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative
  Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative
  Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the
  Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative
  Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative
  Agent or any of its Affiliates in any capacity.
  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article
  IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The
  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.
  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New
  York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative
  Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring
  Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

  None of the Syndication Agent or any Documentation
  Agent or the Joint Lead Arrangers and Joint Bank
  Managers named on the cover hereof shall have any rights or obligations in its capacity as such.

  ARTICLE IX
  Miscellaneous

  SECTION 9.1.__      Notices.  Except in the case of
  notices and other communications expressly permitted to be given by telephone or electronic communication, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (a)       if to the Borrower, to it at
  BorgWarner Inc., 200 South Michigan Avenue,
  Chicago, Illinois, 60604, Attention of Vice
  President and Treasurer  (Telecopy No.
  312-322-8712) (Treasurycash@bwauto.com);

            (b)       if to the Administrative Agent,
  to it at JPMorgan Chase Bank, 1111 Fannin   10th
  Floor, Houston, TX 77002, Attention of Michael V.
  Chau (Telecopy No. 713-750-2938)
  (michael.v.chau@chase.com), with a copy to (i)
  JPMorgan Chase Bank,  270 Park Avenue, New York
  10017, Attention of Richard Duker (Telecopy No.
  212-270-5127) Richard.Duker@jpmorgan.com) and (ii) with respect to matters relating to Loans denominated in Alternative Currencies, J.P. Morgan
  Europe Limited, 125 London Wall, London EC2Y 5AJ,
  England, Attention of Nichola Hall (Telecopy No.
  +44-207-777-2542) (Nichola.Hall@jpmorgan.com);

  (c)   if to the Issuing Bank, to it at JPMorgan
  Chase Bank, 10420 Highland Manor Drive BL2, 4th
  Floor, Tampa, FL 33610, Attention of James Alonzo
  (Telecopy No. 813-432-5161) (james.Alonzo@chase.com);

            (d)       if to the Swingline Lender, to
  it at JPMorgan Chase Bank, 1111 Fannin  10th Floor,
  Houston, TX 77002, Attention of  Michael V. Chau
  (Telecopy No. 713-750-2938)
  (michael.v.chau@chase.com), with a copy to JPMorgan
  Chase Bank,  270 Park Avenue, New York 10017,
  Attention of Richard Duker (Telecopy No.
  212-270-5127) (Richard.Duker@ jpmorgan.com); and

            (e)       if to any other Lender, to it
  at its address (or telecopy number) set forth in its Administrative Questionnaire.

  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto
  (or, in the case of any Lender, by notice to the Administrative Agent and the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

  SECTION 9.2.__      Waivers; Amendments.  (a)    No
  failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the
  Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

            (b)       Neither this Agreement nor any
  provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC
  Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC
  Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the
  Swingline Lender, as the case may be.
  Notwithstanding the foregoing, any amendment of this Agreement entered into to effect an increase in the Commitments pursuant to Section 2.1(e) need not be approved by the Lenders and shall be effective when approved by the Administrative Agent and the Borrower.

  SECTION 9.3.__      Expenses; Indemnity; Damage
  Waiver.  (a)    The Borrower shall pay (i) all
  reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Joint Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof
  (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and
  (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing
  Bank or any Lender, including the fees, charges and disbursements of one counsel for the Administrative
  Agent, the Issuing Bank and the Lenders (unless using such counsel would present a conflict of interest, in which case, the Borrower shall pay the reasonable fees, charges and disbursements of one additional counsel), in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

            (b)       The Borrower shall indemnify
  the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and each Lender, and each Related
  Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee
  (notwithstanding any limitation in Section
  9.3(a)(ii)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing
  Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous
  Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee or its Related Parties, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties.

            (c)       To the extent that the Borrower
  fails to pay any amount required to be paid by it to the Administrative Agent, a Joint Lead Arranger, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Dollar
  Lender severally agrees to pay to the
  Administrative Agent, such Joint Lead Arranger, the
  Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage under the Dollar Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Joint Book Arranger, the Issuing Bank or the Swingline Lender in its capacity as such.

            (d)       To the extent permitted by
  applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

  SECTION 9.4.__      Successors and Assigns.  (a)
  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b)       Any Lender may assign to one or
  more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) each of the Borrower (except in the case of an assignment to a Lender or an Affiliate of a Lender) and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its LC
  Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's
  Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment
  (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and after giving effect thereto the assigning Lender and its Affiliates shall hold Commitments of not less than $5,000,000
  (except in the case of an assignment to the entire remaining amount of the assigning Lender's
  Commitment), in each case unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under the assigned Commitment, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (v) any assignment by a Lender of its Commitments under the Dollar Facility, the Euro
  Facility, the Sterling Facility or the Yen Facility shall be accompanied by a ratable assignment (to the extent practical) of its Commitments under such other Facilities, unless otherwise agreed by the Borrower and the Administrative Agent, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing.
  Upon acceptance and recording pursuant to paragraph
  (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.3).
   Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

            (c)       The Administrative Agent,
  acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the
  Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (d)       Upon its receipt of a duly
  completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
  (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e)       Any Lender may, without the
  consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16,
  2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

            (f)       A Participant shall not be
  entitled to receive any greater payment under
  Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.
  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

            (g)       Any Lender may at any time
  pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve
  Bank, and this Section shall not apply to any such pledge or assignment of a security interest;
  provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

  SECTION 9.5.__      Survival.  All covenants,
  agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any
  Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.3 and
  Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

  SECTION 9.6.__      Counterparts; Integration;
  Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This
  Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

  SECTION 9.7.__      Severability.  Any provision of
  this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

  SECTION 9.8.__      Right of Setoff.  If an Event
  of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits
  (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. In the event that amounts set off in one currency are applied to obligations in a different currency, the rate of exchange shall be the Exchange Rate as in effect at the time of application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

  SECTION 9.9.__      Governing Law; Jurisdiction;
  Consent to Service of Process.  (a)    This
  Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b)       The Borrower hereby irrevocably
  and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District
  Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any
  Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

            (c)       The Borrower hereby irrevocably
  and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d)       Each party to this Agreement
  irrevocably consents to service of process in the manner provided for notices in Section 9.1.
  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

  SECTION 9.10.__     WAIVER OF JURY TRIAL.  EACH
  PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT
  PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE
  TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY
  OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS
  AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY
  (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER
  THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO
  REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER
  PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT
  SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF
  LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER
  AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES
  HERETO HAVE BEEN INDUCED TO ENTER INTO THIS
  AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL
  WAIVERS AND CERTIFICATIONS IN THIS SECTION.

  SECTION 9.11.__     Headings.  Article and Section
  headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

  SECTION 9.12.__     Confidentiality.  Each of the
  Administrative Agent, the Issuing Bank and the
  Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or
  (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, provided that, if Information is disclosed pursuant to clause (b) or (c) above, the Administrative
  Agent, the Issuing Bank or such Lender, as the case may be, shall use its best efforts to promptly notify the Borrower prior to such disclosure unless it is legally prohibited from doing so or unless such disclosure is in connection with customary reviews by bank examiners. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

  SECTION 9.13.__     Judgment Currency.  If, for the
  purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder shall, notwithstanding any judgment in a currency
  (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the
  "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

  SECTION 9.14.__     Loan Conversion/Participation.
  (a) (i) On any Conversion Date, to the extent not otherwise prohibited by law or otherwise, all Revolving Loans outstanding in any currency other than Dollars ("Loans to be Converted") shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the Conversion Date)
  ("Converted Loans"), and (ii) on the Conversion
  Date (A) each Dollar Lender severally,
  unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Converted Loans in an amount equal to its Conversion Sharing Percentage (calculated immediately prior to the termination or expiration of the Commitments) of the outstanding principal amount of Converted Loans and (B) to the extent necessary to cause the Committed Exposure
  Percentage of each Lender, after giving effect to the purchase and sale of participating interests under the foregoing clause (A), to equal its Applicable Percentage under the Dollar Facility
  (calculated immediately prior to the termination or expiration of the Commitments), each Dollar Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell a participating interest in its Dollar Revolving Loans then outstanding. Each Dollar Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amounts of its participation(s), and the proceeds of such participation(s) shall be distributed by
  Administrative Agent to each Lender from which a participating interest is being purchased in the amount(s) provided for in the preceding sentence.
  All Converted Loans shall be ABR Loans.  The
  Borrower agrees to indemnify each Lender for any loss or reasonable cost or expense arising out of the conversion of Loans from one currency to another pursuant to this Section.

            (b)       If, for any reason, the Loans
  to be Converted may not be converted into Dollars in the manner contemplated by paragraph (a) of this
  Section 9.14, (i) the Administrative Agent shall determine the Dollar Amount of the Loans to be Converted (calculated on the basis of the Exchange
  Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section
  9.14), (ii) effective on such Conversion Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loans to be Converted in an amount equal to its Conversion
  Sharing Percentage of such Loans to be Converted and (iii) each Dollar Lender shall purchase or sell participating interests as provided in paragraph
  (a)(ii) of this Section 9.14. Each Dollar Lender will immediately transfer to the Administrative
  Agent, in immediately available funds, the amount(s) of its participation(s), and the proceeds of such participation(s) shall be distributed by the Administrative Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

            (c)       To the extent any Taxes are
  required to be withheld from any amounts payable by a Lender (the "First Lender") to another Lender
  (the "Other Lender") in connection with its participating interest in any Converted Loan, the Borrower, with respect to the relevant Loans made to it, shall be required to pay increased amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 2.18 if the Borrower were making payments with respect to the participating interest directly to the Other Lender.

  SECTION 9.15.__     USA PATRIOT Act.  Each Lender
  hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of
  Pub. L. 107-56 (signed into law October 26, 2001))
  (the "Act2"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

  BORGWARNER INC.,

  By  _________________________
  Name:
  Title:

  JPMORGAN CHASE BANK, individually and as Administrative Agent,

  By  _________________________
  Name:
  Title:

  BANK OF AMERICA, N.A., individually and as
  Syndication Agent,

  By _________________________
  Name:
  Title:

  CALYON NEW YORK BRANCH, individually and as
  Documentation Agent
  By  _________________________
  Name:
  Title:

  CITIBANK, N.A., individually and as Documentation
  Agent

  By  _________________________
  Name:
  Title:

  DEUTSCHE BANK SECURITIES INC., as Documentation Agent

  By  _________________________
  Name:
  Title:

  DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

  By  _________________________
  Name:
  Title
  By  _________________________
  Name:
  Title: